EXHIBIT 99.1
FOR IMMEDIATE RELEASE
AtheroGenics Announces Dismissal of Class Action Litigation
ATLANTA, GA – May 22, 2006 — AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, announced today that each of the securities class action lawsuits filed against the Company and certain of its officers and directors, has been dismissed. The lawsuits had been consolidated and recently transferred to federal court in Georgia. The plaintiffs agreed to dismiss the matters voluntarily, without prejudice, and without any payment or consideration to the plaintiffs or their counsel.
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III ARISE clinical trial as an oral therapy for the treatment of atherosclerosis, in collaboration with AstraZeneca. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology.
For more information about AtheroGenics, please visit http://www.atherogenics.com.

Contact:
AtheroGenics, Inc.	Media Inquiries:	Investor Inquiries:
Donna L. Glasky	Jayme Maniatis	Lilian Stern
Corporate Communications	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2517	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com